UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2022

iMedia Brands, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road,

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	IMBI	The Nasdaq Stock Market, LLC
8.50% Senior Notes due 2026	IMBIL	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Convertible Promissory Note

On April 18, 2022, iMedia Brands, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”), by and between the Company and Growth Capital Partners, LLC (“GCP”), for the purchase and sale of an unsecured convertible promissory note (the “Note”) in the original aggregate principal amount of $10,600,000, convertible into shares of the Company’s common stock, $0.01 par value (“Common Stock”), in a private placement upon the terms and subject to the limitations and conditions set forth in the Note. The aggregate purchase price of the Note is $10,000,000, which reflects an original issue discount to GCP of $600,000.

The terms of the Note issued and sold at the closing (the “Closing”) of the transactions contemplated by the SPA are set forth in the form of Note attached as Exhibit 4.1 to this Current Report on Form 8-K. The original principal balance of the Note accrues interest at 7%, unless an Event of Default (as defined in the Note) has occurred and is continuing, at which time at the election of the GCP, interest would accrue at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. The maturity date of the Note is thirteen months after the date of the issuance of the Note.

GCP may redeem all or any portion (the “Redemption Amount”) of the Note at its election any time beginning six months from the Closing. Payments of each Redemption Amount may be made (a) in cash, (b) at the Company’s option by converting such Redemption Amount into Common Stock using the following formula: the number of Conversion Shares equals the portion of the applicable Redemption Amount being converted (the “Conversion Shares”) divided by the Redemption Conversion Price (as defined below), or (c) at the Company’s option by any combination of the foregoing, subject to certain other terms and conditions in the Note. The “Redemption Conversion Price” means 90% multiplied by the lowest daily volume weighted average price of the Common Stock (VWAP) during the five (5) trading days immediately preceding the date the applicable redemption notice is delivered. The Redemption Conversion Price is subject to customary adjustments for stock dividends, stock splits, stock combination, reclassifications, or other similar transactions. The maximum number of shares of Common Stock that may be issued in connection with a redemption of the Note may not exceed 19.99% of the Company’s then-current outstanding shares (as of January 29, 2021, this limit would be a maximum of 4,314,277 shares).

The Company may prepay all or any portion of the outstanding balance under the Note, subject to the terms and conditions therein. If the Company exercises its right to prepay the Note prior to June 1, 2022, the Company shall make payment to GCP of an amount in cash equal to 105% multiplied by the portion of the outstanding balance that the Company elects to prepay. If the Company exercises its right to prepay the Note on or after June 1, 2022, the Company shall make payment to GCP of an amount in cash equal to 107.5% multiplied by the portion of the outstanding balance that the Company elects to prepay.

The Company will be required to prepay an amount equal to 25% of the gross proceeds that the Company receives from the sale of any of its equity securities up to a maximum of $5,000,000 (not including any prepayment premium) within ten days of receiving such amount.

The foregoing summaries of the terms of the SPA and the Note are subject to, and qualified in their entirety by, such documents, which are included as exhibits hereto and incorporated by reference herein.

The Note and underlying shares of Common Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company is relying on the private placement exemption from registration provided by Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated under the Securities Act, and in reliance on similar exemptions under applicable state laws. No form of general solicitation or general advertising was conducted in connection with the issuance. The Note (and, if and to the extent issued, the underlying shares of Common Stock), contain (or will contain, where applicable) restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom. The disclosure contained in this Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above regarding the SPA and the Note is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 above regarding the SPA and the Note is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

4.1	Form of Convertible Promissory Note
10.1	Securities Purchase Agreement, dated as of April 18, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2022	iMedia Brands, Inc.

	By:	/s/ Montgomery Wageman
Montgomery Wageman
Chief Financial Officer